                                                             Exhibit 99.01

                                     [logo]

                          HOLLINGER INTERNATIONAL INC.

-------------------------------------------------------------------------------
                           P R E S S   R E L E A S E
-------------------------------------------------------------------------------

Contact:
Paul B. Healy, Vice President              Jack A. Boultbee, Vice President and
Corporate Development and                  Chief Financial Officer
  Investor Relations                       Hollinger International Inc.
Hollinger International Inc.               (800) 288-1141
(212) 586-5666                             (416) 363-8721

NEW YORK, MARCH 18, 1997 - HOLLINGER INTERNATIONAL INC. (NYSE: HLR) (the "Company") and Hollinger International Publishing Inc. ("Publishing"), a wholly-owned subsidiary of the Company, announced that they have closed their previously announced underwritten public offering of $260,000,000 principal amount of 8-5/8% senior notes due March 15, 2005 ("Senior Note") and $290,000,000 principal amount of 9-1/4% senior subordinated notes due March 15, 2007 (the "Senior Subordinated Notes") issued by Publishing. The Company has guaranteed payment of the principal of, premium, if any, and interest on the Senior Notes on an unsecured senior basis and the Senior Subordinated Notes on an unsecured senior subordinated basis.

The Senior Notes, rated Ba3 by Moody's Investor Service, Inc. and BB+ by Standard & Poors, are priced at 99.5% of par. The Senior Subordinated Notes, rated B1 by Moody's Investor Service, Inc. and BB- by Standard & Poors, are priced at 99.358% of par. The net proceeds to be received by the Company from the Offering are estimated at $523.3 million after deducting the underwriting discounts and estimated offering expenses to be paid by Publishing. The net proceeds of the Offering will be used to repay approximately $354.9 million of outstanding bank indebtedness of the Company and its subsidiaries. The balance of the total net proceeds, which is expected to be approximately $177.4 million, will be used to redeem certain outstanding preference shares of English subsidiaries of the Company held by third parties (at an aggregate redemption price of approximately $124.2 million) at their respective redemption dates in May and June 1997 and for general corporate purposes.

Hollinger International Inc., through its subsidiaries and affiliated companies, is a leading publisher of English-language newspapers in the United States, the United Kingdom, Canada and Israel. Included among the 142 paid daily newspapers which the Company owns are the Chicago Sun-Times and The Daily Telegraph. These 142 newspapers have a world-wide daily combined circulation of 4,021,000 (including approximately 2,230,000 attributable to the publications of affiliates in which the Company has a minority but influential equity interests). In addition, the Company owns or has an interest in 358 non-daily newspapers as well as magazines and other publications.


     For more information on Hollinger International Inc., free of charge, simply dial 1 800 PRO INFO and enter the company code: "HLR"